CONTACT:
John Beisler
VP – Investor Relations
805-745-7750

CKE RESTAURANTS, INC. REPORTS FISCAL 2007 INCOME BEFORE INCOME TAXES OF $82.1 MILLION, A 43.4%
INCREASE VERSUS $57.3 MILLION IN THE PRIOR YEAR

Full year Adjusted EBITDA increases $20.3 million, or 13.3%, to $172.8 million

CARPINTERIA, Calif. — March 30, 2007 — CKE Restaurants, Inc. (NYSE:CKR) announced today fiscal 2007 fourth quarter and year-end results for the 52-week fiscal year ended Jan. 29, 2007.

Full Year Highlights

•	Income before income taxes grew to $82.1 million, a $24.8 million, or 43.4 percent, increase over the prior year’s total of $57.3 million. This year’s results include $8.4 million in share-based compensation expense which is an $8.2 million increase over the prior year amount. This year’s results also include $6.4 million of conversion inducement expense for which there was no comparable charge in the prior year. The prior year’s results include an $11.0 million charge to purchase and cancel the options of our former Chairman. Absent these items, fiscal 2007 income before income taxes would have been $96.8 million in fiscal 2007 compared to $68.4 million in fiscal 2006, a $28.4 million, or 41.5 percent, improvement. In addition, fiscal 2007’s results include an $8.6 million increase in workers’ compensation and general liability claims expense for Carl’s Jr.® and Hardee’s® as a result of favorable claims expense adjustments in the prior year.

•	Net income was $50.2 million, or $0.72 per diluted share. This represents a decrease of $131.0 million from the prior year net income of $181.1 million, or $2.51 per diluted share, as restated. This year’s results include income tax expense of $31.9 million (although the Company will not owe significant cash taxes for fiscal 2007), while the prior year’s results include a $123.9 million income tax benefit (as restated) primarily related to a reduction of our previously recorded deferred tax asset valuation allowance.

•	Same-store sales for fiscal 2007 increased 4.9 percent and 4.8 percent at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Average unit volumes for the trailing-13 periods ended Jan. 29, 2007 increased to $1,440,000 and $916,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Restaurant operating costs at Carl’s Jr. company-operated restaurants declined 30 basis points to 76.3 percent of company-operated revenue. The improvement was primarily due to the favorable impact of sales leverage on labor and other restaurant operating costs, which more than offset an approximate $4.4 million or 80 basis point increase in workers’ compensation and general liability claims expense as a result of favorable claims expense adjustments in the prior year.

•	Restaurant operating costs at Hardee’s company-operated restaurants declined 260 basis points to 81.9 percent of company-operated revenue. The improvement was primarily due to lower food and packaging costs, as well as the favorable impact of sales leverage on labor costs, which more than offset a $4.2 million or 60 basis point increase in workers’ compensation and general liability claims expense as a result of favorable claims expense adjustments in the prior year.

•	The Company returned approximately $91 million to its shareholders in fiscal 2007 by repurchasing a total of 4.6 million shares, at a total cost of $81.1 million and paying $10.1 million in dividends.

•	Consolidated revenue for fiscal 2007 increased $70.1 million, or 4.6 percent, to $1.6 billion.

•	For the fiscal year ended Jan. 29, 2007, the Company generated earnings before interest, income taxes, depreciation and amortization and facility action charges (“Adjusted EBITDA”) of $172.8 million representing a $20.3 million or 13.3 percent increase over the prior fiscal year. Fully diluted shares outstanding for the fiscal quarter and year ended January 29, 2007, were 71.2 million and 72.4 million, respectively. Adjusted EBITDA, as presented, includes share-based compensation expense as a reduction to Adjusted EBITDA. Beginning with the first quarter of Fiscal 2008, in compliance with the Company’s Seventh Amended and Restated Credit Facility, the Company will report Adjusted EBITDA calculated to include an addition for share-based compensation expense. In fiscal 2007, the Company recorded $8.4 million of share-based compensation expense.

Fourth Quarter Highlights

•	Fourth quarter income before income taxes was $9.8 million, a $5.5 million decrease from the same period a year ago. Fourth quarter fiscal 2007 results include $3.4 million in share-based compensation expense which represents a $3.3 million increase over the prior year amount. Absent this item, income before income taxes would have been $13.2 million for the fourth quarter of fiscal 2007 compared to $15.4 million in the fourth quarter of fiscal 2006. The fourth quarter of fiscal 2007 also includes a $6.7 million increase in workers’ compensation and general liability claims expense for Carl’s Jr. and Hardee’s as a result of favorable claims expense adjustments in the prior year quarter.

•	Fourth quarter net income was $10.3 million, or $0.15 per diluted share. This represents a $130.5 million decrease from the prior year’s fourth quarter net income of $140.9 million, or $1.95 per diluted share, as restated. Fourth quarter fiscal 2007 results include a $0.6 million income tax benefit, which includes the impact of a $4.9 million reduction of our deferred tax asset valuation allowance. Last year’s fourth quarter results include a $125.6 million, or $1.73 per diluted share, income tax benefit (as restated) primarily related to a reduction of our previously recorded deferred tax asset valuation allowance.

•	Restaurant operating costs for the fourth quarter of fiscal 2007 at Carl’s Jr. company-operated restaurants increased 360 basis points to 77.3 percent of company-operated revenue. The increase in Carl’s Jr. operating costs was primarily due to the impact of a $4.2 million or 320 basis point increase in workers’ compensation and general liability claims expense as a result of favorable claims expense adjustments during the prior year fourth quarter.

•	Restaurant operating costs for the fourth quarter of fiscal 2007 at Hardee’s company-operated restaurants declined 150 basis points to 82.9 percent of company-operated revenue. The improvement was due to lower food and labor costs, which more than offset a $2.5 million or 170 basis point increase in workers’ compensation and general liability claims expense as a result of favorable claims expense adjustments during the prior year fourth quarter.

•	Same-store sales for the fourth quarter of fiscal 2007 increased 2.8 percent and 4.8 percent at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year quarter was $359.0 million, a $10.4 million, or 3.0 percent, increase from the prior year quarter.

•	The Company repurchased 2.5 million shares of common stock during the quarter at a total cost of $47.1 million. During the quarter, the Company’s Board of Directors increased our common stock repurchase authorization by an additional $100.0 million, bringing the total authorization to $200.0 million. As of Jan. 29, 2007, $109.4 million of this authorization remained available for future repurchases.

In this earnings release, we provide both net income and operating income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and net income and operating income adjusted to exclude a charge to purchase and cancel stock options, conversion inducement expense and certain non-operating charges. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the conversion inducement expense and certain non-operating charges to be directly related to operating results for the periods discussed. We believe that use of these non-GAAP financial measures assists our investors by facilitating comparisons to prior period financial results and to the results of our competitors. These financial measures are also comparable to forecasts made by security analysts and others, which generally exclude special items, as they are difficult to predict in advance. In addition, Adjusted EBITDA is used by our senior lenders as an indicator of earnings available to service debt and fund capital expenditures. Non-GAAP financial measures are not intended to be a substitute for net income and operating income determined in accordance with GAAP.

Executive Commentary

Commenting on the Company’s performance, Andrew F. Puzder, President and Chief Executive Officer, said, “I am pleased to report our fourth quarter and full year fiscal 2007 results. Both Carl’s Jr. and Hardee’s finished the year with strong same-store sales momentum and reduced their restaurant operating costs as a percent of company-operated revenue for the year. For the full fiscal year, income before income taxes was $82.1 million, a $24.8 million or 43.4 percent increase, compared to $57.3 million in the prior year. I am particularly pleased with our nearly $25 million increase in income before income taxes this year. We were able to achieve this increase despite an increase in share-based compensation expense of $8.2 million, an increase in Carl’s Jr. and Hardee’s workers’ compensation and general liability claims expense of $8.6 million, and $6.4 million of conversion inducement expense that we incurred this year.

Our improved financial condition allowed us to return approximately $91 million to our shareholders through common stock repurchases and quarterly cash dividends during the year. In addition, we were subsequently able to increase our quarterly cash dividend payment by 50 percent and to renew our credit facility at a reduced borrowing rate.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 2.8 percent during the fourth quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up more than eight percent for the fourth quarter. Revenue at company-operated Carl’s Jr. restaurants decreased $2.1 million, or 1.5 percent, from the prior year quarter, due to the refranchising of 38 stores in the Oklahoma region,” continued Puzder. “Over the past year, Carl’s Jr. reaffirmed its position as the leading innovative brand in the quick-service industry through the introduction of the Jalapeño Burger™ and Philly Cheesesteak Burger™. These products were complemented by the expansion of our Hand-Scooped Ice Cream Shakes & Malts™ lineup and new breakfast offerings including the Steak & Egg Breakfast Burrito™ and the Hillshire Farms Smoked Sausage Breakfast Sandwich™, which QSR Magazine recognized as the best new breakfast item in the industry in 2006,” said Puzder. “These products, along with our customer-focused initiatives, raised Carl’s Jr. average unit volume to $1.44 million – a $99,000 increase over the prior year and an all time high.”

“Carl’s Jr. cost of restaurant operations at its company-operated stores increased by 360 basis points over the prior year’s quarter, to 77.3 percent of company-operated revenue. The fourth quarter increase in operating costs was primarily attributable to the impact of favorable workers’ compensation and general liability claims expense adjustments during the prior year fourth quarter that did not recur to the same extent in the fourth quarter of this year. However, for fiscal 2007,Carl’s Jr. achieved a 30 basis point decrease in restaurant operating costs, as compared to the prior fiscal year, despite an 80 basis point unfavorable workers’ compensation and general liability claims cost comparison resulting from the favorable adjustments in the prior year,” said Puzder.

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 4.8 percent during the fourth quarter. On a two-year cumulative basis, Hardee’s same-store sales were up more than seven and a half percent for the fourth quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants increased $14.0 million, or 10.7 percent, over the prior year quarter. The increase in revenue was driven by solid same-store sales gains as well as the addition of 53 units that we assumed control of in the Georgia market earlier this year. Hardee’s strengthened its leading breakfast daypart position over the past year through the introduction of the Smoked Sausage Biscuit™ and Monster Biscuit™. Hardee’s enhanced its core Thickburger™ lineup by offering its versions of the Philly Cheesesteak Thickburger™ and Jalapeño Thickburger™. Hardee’s also introduced a Southwest Chicken Salad™ to further broaden the appeal of the brand. Hardee’s average unit volume increased to $916,000 at fiscal year end, a $42,000, or 4.8 percent, increase over the prior year and a ten year high.”

“Hardee’s restaurant operating costs at its company-operated stores decreased 150 basis points from the prior year’s quarter, to 82.9 percent of company-operated revenue. Hardee’s benefited from lower food commodity costs as well as better leverage of its fixed and semi-fixed labor and occupancy costs. For the fiscal year, Hardee’s restaurant operating costs at its company-operated stores decreased 260 basis points to 81.9 percent of revenue, as compared to the prior fiscal year. In addition, Hardee’s generated operating income of $32.5 million for the fiscal year, which is an improvement of $19.2 million, or 143.0 percent, over the prior year income of $13.4 million.”

“We are very optimistic about the near- and long-term opportunities available to both of our major brands, including the remodeling of our restaurants and the rollout of our dual-branded concepts. Our focus will remain on the fundamentals within our restaurants, including our innovative premium products and ‘Six Dollar Service’, effective advertising, cost control, and building new units within our core markets to better leverage our infrastructure and marketing presence. We are very pleased with our results for the fourth quarter and fiscal 2007 and look forward to continuing to provide value to our shareholders,” Puzder concluded.

As of the end of its fiscal fourth quarter on Jan. 29, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,105 franchised or company-operated restaurants in 43 states and in 13 countries, including 1,087 Carl’s Jr. restaurants, 1,906 Hardee’s restaurants and 96 La Salsa Fresh Mexican Grill® restaurants.

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings”.

Conference Call

The Company will host a conference call and webcast to discuss its fourth quarter and fiscal 2007 results on March 30, 2007, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT). The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.” An updated version of the Company’s management presentation reflecting fiscal 2007 results will be available prior to the conference call under “Investors/Presentations”.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par values)

	January 31,	January 31,
	2007	2006
		(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$18,680	$21,343
Accounts receivable, net	42,804	36,153
Related party trade receivables	4,644	4,987
Inventories, net	21,965	20,953
Prepaid expenses	14,174	13,101
Assets held for sale	3,949	—
Advertising fund assets, restricted	17,896	17,226
Deferred income tax assets, net	25,998	31,820
Other current assets	2,168	2,251

Total current assets	152,278	147,834
Notes receivable, net	775	1,968
Property and equipment, net	488,590	460,083
Property under capital leases, net	25,153	29,364
Deferred income tax assets, net	83,781	103,920
Goodwill	22,649	22,649
Other assets, net	21,196	25,519

Total assets	$794,422	$791,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of bank indebtedness and other long-term debt	$1,500	$9,247
Current portion of capital lease obligations	5,323	4,960
Accounts payable	64,287	53,883
Advertising fund liabilities	17,896	17,226
Other current liabilities	96,133	89,556

Total current liabilities	185,139	174,872
Bank indebtedness and other long-term debt, less current portion	114,942	98,731
Convertible subordinated notes due 2023	15,167	105,000
Capital lease obligations, less current portion	41,123	46,724
Other long-term liabilities	59,205	57,072

Total liabilities	415,576	482,399

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000 shares; none issued or outstanding	—	—
Series A Junior Participating Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000 shares; 67,247 shares issued and 67,229 shares outstanding as of January 31, 2007 and 59,803 shares issued and outstanding as of January 31, 2006	672	598
Common stock held in treasury, at cost; 18 shares as of January 31, 2007 and none as of January 31, 2006	(360)	—
Additional paid-in capital	501,437	472,834
Unearned compensation on restricted stock	—	(1,816)
Accumulated deficit	(122,903)	(162,678)

Total stockholders’ equity	378,846	308,938

Total liabilities and stockholders’ equity	$794,422	$791,337

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Fiscal Quarter
	Ended	Fiscal Quarter Ended	Fiscal Year Ended	Fiscal Year Ended
	Jan. 31, 2007	Jan. 31, 2006	Jan. 31, 2007	Jan. 31, 2006
		(as restated)		(as restated)
Revenue:
Company-operated restaurants	$287,497	$276,503	$1,269,687	$1,209,456
Franchised and licensed restaurants and other	71,473	72,039	318,723	308,891

Total revenue	358,970	348,542	1,588,410	1,518,347

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	82,780	81,123	364,375	354,239
Payroll and other employee benefits	84,893	79,260	370,724	356,960
Occupancy and other	64,764	60,024	276,753	270,716

Total restaurant operating costs	232,437	220,407	1,011,852	981,915
Franchised and licensed restaurants and other	55,732	55,813	240,952	238,461
Advertising	16,170	14,548	72,253	70,964
General and administrative	36,316	32,997	150,315	141,102
Facility action charges, net	5,020	4,238	8,546	8,025

Total operating costs and expenses	345,675	328,003	1,483,918	1,440,467

Operating income	13,295	20,539	104,492	77,880
Interest expense	(3,835)	(5,086)	(19,751)	(23,016)
Conversion inducement expense	—	—	(6,406)	—
Other income (expense), net	313	(137)	3,736	2,387

Income before income taxes	9,773	15,316	82,071	57,251
Income tax (benefit) expense	(558)	(125,553)	31,899	(123,888)

Net income	$10,331	$140,869	$50,172	$181,139

Basic income per common share	$0.15	$2.37	$0.79	$3.06

Diluted income per common share (1)	$0.15	$1.95	$0.72	$2.51

Dividends per common share	$0.04	$0.04	$0.16	$0.16

Weighted-average common shares outstanding:
Basic	67,927	59,467	63,562	59,226
Dilutive effect of stock options, warrants, convertible notes and restricted stock	3,259	13,081	8,815	14,024

Diluted	71,186	72,548	72,377	73,250

(1)	The interest expense adjustment, net of tax, which is added to the Company’s net income for the diluted per share calculation, due to the dilutive effect of its 4.0% convertible subordinated notes, was $93 and $1,880 for the fiscal quarter and year ended January 31, 2007, respectively, and $709 and $3,070 for the fiscal quarter and year ended January 31, 2006, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

	Fiscal Year
	Ended January 31,	Fiscal Year Ended
	2007	January 31, 2006
		(as restated)
Net income	$50,172	$181,139
Interest expense	19,751	23,016
Income tax expense (benefit).	31,899	(123,888)
Depreciation and amortization	62,418	64,155
Facility action charges, net.	8,546	8,025

Adjusted EBITDA	$172,786	$152,447